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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of First Pacific Networks, Inc. on Form S-3 of our reports, which include an explanatory paragraph regarding the Company's ability to contiue as a going concern, dated May 17, 1996 (except Note 15, as to which the date is June 20, 1996), on our audits of the consolidated financial statements and financial statement schedule of First Pacific Networks, Inc. as of March 31, 1996 and 1995 and for each of the three years in the period ended March 31, 1996, appearing in the 1996 Annual Report on Form 10K. We also consent to the reference to our firm under the caption "Experts."


                                   COOPERS & LYBRAND L.L.P

San  Jose, California
December 17, 1996